PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER TONY LAURA
COMPANY NAMES GIANNI DEL SIGNORE TO REPLACE LAURA
NEWPORT, RI - April 11, 2017 - Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) ("the Company") today announced the retirement of Chief Financial Officer Anthony “Tony” Laura. Mr. Laura has been involved with the Company in various roles since its inception in 1996, and has been instrumental in the company’s growth. He will remain with the Company as a director and continues to be a major shareholder.

Mr. Laura will be replaced by Gianni Del Signore, who had previously served as Controller. During his seven-year tenure at Pangaea, Del Signore has worked closely with Mr. Laura in managing Pangaea’s overall finance function. Prior to Pangaea, Del Signore worked with Ernst & Young for five years. He holds an MBA from Bryant University and a BS in Accounting from Providence College.

Ed Coll, Chairman and Chief Executive Officer, commented, “Tony was an instrumental force in the early days of the company’s formation, expanding its reach with vessel acquisitions, forming joint ventures and attracting long term capital to grow the business. We thank him for his contributions and look forward to his continued involvement. Gianni has been a key member of our executive leadership team and brings an unmatched level of dedication which we are confident will lead to great success in his new role, and I’m excited to announce his appointment as Chief Financial Officer.”

“I am thrilled at the opportunity to continue advancing Tony’s achievements as I assume the role of Chief Financial Officer,” said Del Signore. “I’m grateful for his leadership and impact and look forward to helping lead the company through its next growth stage.”

“My time at the Company has brought me a wealth of unforgettable memories,” said Laura. “I’d like to thank Ed for the opportunity to join this world-class team; my colleagues for their support and dedication; our partners, who are some of the smartest and most professional executives in our industry; and our shareholders, who have helped make Pangaea what it is today. I’m excited to see where Ed and his team take this company next.”

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics and ocean shipping services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

CONTACT:
Prosek Partners
Thomas Rozycki                        Sean Silva
Managing Director                        Account Supervisor
(212) 279-3115 x208                        (212) 279-3115 x122
trozycki@prosek.com                         ssilva@prosek.com